EXHIBIT 99

PRESS RELEASE

NEWS RELEASE
TO BUSINESS EDITOR:

PEOPLES FINANCIAL SERVICES CORPORATION Reports a 28.4% Increase in 2010 Earnings

Hallstead, PA, January 27 –Peoples Financial Services Corporation (OTCBB:PFIS) today reported record earnings in 2010 of $6.5 million or $2.07 per share, compared to $5.0 million or $1.61 per share in 2009. Fourth quarter earnings totaled $2.0 million or $0.65 per share in 2010, an increase of 37.2% compared to $1.5 million or $0.47 per share in the fourth quarter of 2009.

Return on average stockholders’ equity and return on average assets were 13.87% and 1.18% for the year ended December 31, 2010, and 12.62% and 1.07% for the same period of 2009. For the fourth quarter, return on average stockholders’ equity and return on average assets were 15.77% and 1.44% in 2010 and 15.11% and 1.27% in 2009.

“Solid net interest income growth was the primary factor allowing the bank to achieve record earnings in 2010,” stated Alan W. Dakey, President and Chief Executive Officer. “The growth of average earning assets over that of our average interest-bearing funds during 2010 more than offset the reduction in our net interest margin and resulted in a substantial improvement in the level of net interest income reported. In addition, maintaining a favorable operating efficiency ratio continued to assist us in improving our Company’s profitability.”

HIGHLIGHTS

• Net income increased 28.4% in 2010.
• Total assets grew 8.2% from year-end 2009.
• Loans, net of unearned income grew $57.8 million in 2010.
• Net interest income improved 12.1% over the prior year.
• Noninterest revenue increased 39.2% comparing 2010 and 2009.

INCOME STATEMENT REVIEW

For the year ended December 31, 2010, tax-equivalent net interest income increased $2.1 million or 11.3% to $20.7 million compared to $18.6 million for the same period of 2009. Growth in average earning assets over average interest-bearing liabilities, more than offset a 17 basis point reduction in the net interest spread. Average earning assets grew $77.7 million to $517.1 million in 2010, from $439.4 million in 2009. Average loans increased $42.2 million, while average investments and federal funds sold grew $35.5 million. The strong demand for commercial loans was the primary factor influencing the improvement in average loan growth. Total interest-bearing liabilities averaged $424.8 million in 2010, an increase of $60.2 million from $364.6 million in 2009. A 46 basis point reduction in the cost of funds from 1.99% in 2009 to 1.53% in 2010, was more than offset by a 63 basis point decline in the tax-equivalent yield on earning assets from 5.89% in 2009 to 5.26% in 2010. The tax-equivalent net interest margin in 2010 was 4.00% compared to 4.23% in 2009.

For the fourth quarter of 2010, tax-equivalent net interest income improved $0.8 million or 16.1% to $5.5 million compared to $4.7 million in 2009. Average assets totaled $531.2 million and $434.4 million in the fourth quarter of 2010 and 2009, respectively. Average interest-bearing liabilities were $429.6 million for the three months ended December 31, 2010, compared to $360.3 million for the comparable period of 2009. The tax-equivalent net interest margin declined from 4.31% for the fourth quarter of 2009 to 4.10% for the comparable quarter of 2010.

The provision for loan losses totaled $2.2 million in 2010 compared to $1.7 million in 2009.  For the fourth quarter of 2010 and 2009, the provision for loan losses amounted to $180 thousand and $365 thousand, respectively.

Noninterest income increased $1.2 million or 39.2% to $4.3 million in 2010 from $3.1 million in 2009. For the fourth quarter, noninterest income totaled $952 thousand in 2010 and $1,240 thousand in 2009.

           Noninterest expense increased $855 thousand or 6.9% to $13,245 thousand in 2010 from $12,390 thousand in 2009. The recognition of penalty fees on the extinguishment of certain Federal Home Loan Bank borrowing arrangements accounted for $718 thousand of the total increase in noninterest expense in 2010. For the fourth quarter of 2010, noninterest expense decreased $114 thousand or 3.4%.

BALANCE SHEET REVIEW

Total assets increased $42.1 million to $558.6 million at December 31, 2010, from $516.5 million at December 31, 2009. The balance sheet growth was funded primarily by an increase in total deposits of $28.7 million or 7.0% to $438.7 million at the end of 2010, from $410.0 million one year ago. Loans, net of unearned income, grew $57.8 million or 17.4% to $390.8 million at December 31, 2010, from $333.0 million at December 31, 2009. Available-for-sale investment securities decreased $8.8 million to $121.7 million from $130.5 million comparing December 31, 2010 and 2009.

                Stockholders' equity equaled $50.5 million or $16.07 per share at December 31, 2010, and $45.0 million or $14.34 per share at December 31, 2009. Our Leverage ratio was 8.34% at the end of 2010, compared to 8.68% at December 31, 2009. The Leverage ratio, as well as all of our capital ratios, significantly exceeded regulatory standards for well capitalized institutions. Accumulated other comprehensive loss decreased $1.4 million from year-end 2009, which resulted directly from a increase in the market value of available-for-sale investment securities.

Nonperforming assets equaled $10.3 million or 2.61% of loans, net of unearned income and foreclosed assets at December 31, 2010, compared to $9.2 million or 2.72% at December 31, 2009. Loan charge-offs, net of recoveries, increased $38 thousand to $1,439 thousand in 2010, compared to $1,401 thousand in 2009. The allowance for loan losses equaled $4.1 million or 1.05% of loans, net of unearned income, at December 31, 2010, compared to $3.3 million or 1.00% one year ago.

Peoples Financial Services Corporation is the parent company of Peoples Neighborhood Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York. In addition, customers can take advantage of PNBOnlineSM Banking, on-line banking services, by accessing the Company's website at http://www.peoplesnatbank.com. Peoples Wealth Management is a member-managed limited liability company for the purpose of providing investment advisory services to the general public. Peoples Financial Capital Corporation, a wholly-owned subsidiary, maintains and manages intangible investments and collects and distributes income from such investments. The Company's business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently-applied credit policies.

SOURCE: Peoples Financial Services Corporation
/Contact: MEDIA/INVESTORS, Scott A. Seasock, 570.879.2175 or facsimile, 570.879.4372, of Peoples Financial Services Corporation

Co: Peoples Financial Services Corporation
St: Pennsylvania
In: Fin

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.